Exhibit 99.1
TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
REPORTS THIRD QUARTER 2016 RESULTS

New York, NY - October 26, 2016 - Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ: CLUB) today reported financial results for its third quarter ended September 30, 2016.
Third Quarter Results

•	Total member count decreased 6,000 to 545,000 during Q3 2016 compared to an increase of 14,000 in Q3 2015 (Q3 2015 member count increase was associated with the roll out of the lower pricing model).

•	Membership monthly attrition averaged 4.2% per month in Q3 2016 compared to 4.4% per month in Q3 2015.

•
Q3 2016 net loss was $5.5 million, or $0.21 loss per share, compared with Q3 2015 net loss of $22.0 million, or $0.89 loss per share. Net loss for Q3 2016 and Q3 2015 included non-cash fixed asset impairment charges of $742,000 and $12.4 million, respectively. The fixed asset impairment charges did not have any tax effect due to the impact of the Company’s tax valuation allowance in Q3 2016 and Q3 2015.

•	Adjusted EBITDA was $11.0 million in Q3 2016, an increase of 68.5% compared to Adjusted EBITDA of $6.6 million in Q3 2015 (refer to the reconciliation at the end of this earnings release).

Patrick Walsh, Chairman and Chief Executive Officer of TSI, commented: “The turnaround in Town Sports’ operations has led to a material improvement in the Company's profitability. During the third quarter, Adjusted EBITDA increased 68.5% from the prior year to $11 million. We continue to focus on improving the member experience through club remodels which include new, state of the art equipment, specialized programming and an updated visual aesthetic.  In addition, we recently launched new digital tools which include an enhanced and more user-friendly web site and TSI’s first ever mobile member app, which will allow members to personalize their club experience.”
Total revenue for Q3 2016 was $98.5 million compared to $103.8 million for Q3 2015. Revenue decreased approximately $3.8 million at closed club locations and approximately $2.3 million at our clubs operating longer than 24 months. These decreases were partially offset by an $831,000 increase in revenue from clubs opened in the last 24 months.

Q3 2016 vs. Q3 2015
(in millions)
Membership revenue	$76.2 vs. $78.2 (down 2.5%)
Personal training revenue	$15.5 vs. $17.9 (down 13.4%)
Total operating expenses for Q3 2016 was $101.2 million compared to $123.5 million for Q3 2015. The 2016 and 2015 period included fixed asset impairment charges of $742,000 and $12.4 million, respectively. Excluding these charges, operating expenses decreased $10.6 million primarily reflecting the results of our cost-savings initiatives and club closures in 2015 and 2016; in particular, overhead and club level savings as well as savings in General and administrative expenses.

Q3 2016 vs. Q3 2015
(in millions)
Payroll and related	$37.6 vs. $42.9 (down 12.2%)
Club operating	$46.0 vs. $49.3 (down 6.8%)
General and administrative	$5.8 vs. $6.7 (down 13.3%)
Total cash and total debt as of September 30, 2016 was $48.3 million and $202.5 million, respectively, and total cash and total debt as of December 31, 2015 was $76.2 million and $275.4 million, respectively, resulting in a decrease in total debt of 26.5%. The decrease in both total cash and total debt was primarily due to the purchases of long-term debt. In Q2 2016, TSI Holdings purchased a total of $71.1 million principal amount of debt outstanding under the 2013 Senior Credit Facility for $29.8 million, or an average of 42% of face value. The purchased debt was transferred to Town Sports International, LLC and cancelled upon settlement.

Forward-Looking Statements:
This release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding future financial results and performance, potential sales revenue, potential club closures, results of cost savings initiatives, and other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “outlook”, “believes”, “expects”, “potential”, “continues”, “may”, “will”, “should”, “seeks”, “approximately”, “predicts”, “intends”, “plans”, “estimates”, “anticipates”, “target”, “could” or the negative version of these words or other comparable words. These statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including, among others, the level of market demand for the Company’s services, economic conditions affecting the Company’s business, the success of our pricing strategy, the geographic concentration of the Company’s clubs, competitive pressure, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, outsourcing of certain aspects of our business, environmental matters, the application of Federal and state tax laws and regulations, any security and privacy breaches involving customer data, the levels and terms of the Company’s indebtedness, and other specific factors discussed herein and in other releases and public filings made by the Company (including the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission). The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, the Company cautions that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made, and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.
About Town Sports International Holdings, Inc.:
New York-based Town Sports International Holdings, Inc. is one of the leading owners and operators of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 148 fitness clubs as of September 30, 2016, comprising 101 New York Sports Clubs, 27 Boston Sports Clubs, 12 Washington Sports Clubs (one of which is partly-owned), five Philadelphia Sports Clubs, and three clubs located in Switzerland. These clubs collectively served approximately 545,000 members as of September 30, 2016. In addition, the Company also owned two BFX Studio locations and had one partly-owned club that operated under a different brand name in Washington, D.C. as of September 30, 2016. For more information on TSI, including the Company's Form 10-Q for the quarterly period ended September 30, 2016, visit http://investor.mysportsclubs.com.
Until further notice, the Company will not be hosting conference calls to discuss quarterly results. The Company intends to continue to issue press releases reporting quarterly and annual earnings.
From time to time the Company may use its Web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://investor.mysportsclubs.com. In addition, you may automatically receive email alerts and other information about the Company by enrolling through the “Email Alerts” section at http://investor.mysportsclubs.com.
Town Sports International Holdings, Inc., New York
Contact Information:
Investor Contact:
(917) 765-9974
Investor.relations@town-sports.com

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
As of September 30, 2016 and December 31, 2015
(All figures in thousands)
(Unaudited)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$48,330	$76,217
Accounts receivable, net	1,243	1,923
Inventory	283	337
Deferred tax assets	—	1,549
Prepaid corporate income taxes	715	6,895
Prepaid expenses and other current assets	11,832	13,170
Total current assets	62,403	100,091
Fixed assets, net	175,625	195,341
Goodwill	1,065	1,025
Intangible assets, net	144	171
Deferred tax assets	—	219
Deferred membership costs	1,364	3,029
Other assets	4,730	3,225
Total assets	$245,331	$303,101
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$2,082	$2,810
Accounts payable	3,136	2,615
Accrued expenses	30,772	26,129
Accrued interest	89	129
Deferred revenue	37,076	40,225
Deferred tax liabilities	—	236
Total current liabilities	73,155	72,144
Long-term debt	194,947	263,930
Deferred lease liabilities	50,324	51,136
Deferred tax liabilities	61	1,593
Deferred revenue	434	319
Other liabilities	12,441	10,224
Total liabilities	331,362	399,346
Stockholders’ deficit:
Common stock	24	24
Additional paid-in capital	(6,537)	(8,386)
Accumulated other comprehensive loss	(510)	(523)
Accumulated deficit	(79,008)	(87,360)
Total stockholders’ deficit	(86,031)	(96,245)
Total liabilities and stockholders’ deficit	$245,331	$303,101

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three and Nine Months Ended September 30, 2016 and 2015
(All figures in thousands except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues:
Club operations	$96,846	$102,119	$296,058	$318,748
Fees and other	1,688	1,645	4,756	4,736
	98,534	103,764	300,814	323,484
Operating Expenses:
Payroll and related	37,643	42,889	115,202	135,886
Club operating	45,952	49,280	140,365	151,386
General and administrative	5,806	6,696	19,216	23,144
Depreciation and amortization	11,015	12,190	33,097	36,042
Impairment of fixed assets	742	12,420	742	14,571
Impairment of goodwill	—	—	—	31,558
	101,158	123,475	308,622	392,587
Operating loss	(2,624)	(19,711)	(7,808)	(69,103)
Loss (gain) on extinguishment of debt	604	—	(37,893)	—
Interest expense	3,177	5,204	10,746	15,562
Interest income	(2)	—	(2)	—
Equity in the earnings of investees and rental income	(55)	(571)	(201)	(1,761)
(Loss) income before provision (benefit) for corporate income taxes	(6,348)	(24,344)	19,542	(82,904)
(Benefit) provision for corporate income taxes	(842)	(2,338)	11,240	(17,066)
Net (loss) income	$(5,506)	$(22,006)	$8,302	$(65,838)
(Loss) earnings per share:
Basic	$(0.21)	$(0.89)	$0.33	$(2.68)
Diluted	$(0.21)	$(0.89)	$0.32	$(2.68)
Weighted average number of shares used in calculating (loss) earnings per share:
Basic	25,748,400	24,654,267	25,487,352	24,554,390
Diluted	25,748,400	24,654,267	26,147,729	24,554,390

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Loss to EBITDA and Adjusted EBITDA
For the Three Months Ended September 30, 2016 and 2015
(All figures in thousands)
(Unaudited)

	Quarter Ended September 30,
	2016	2015
Net loss	$(5,506)	$(22,006)
Interest expense, net of interest income	3,175	5,204
Benefit for corporate income taxes	(842)	(2,338)
Depreciation and amortization	11,015	12,190
EBITDA	7,842	(6,950)
Loss on extinguishment of debt	604	—
Impairment of fixed assets	742	12,420
Separation expense related to headcount reductions and former Executive Officers	1,657	1,031
Net costs related to closing clubs and other cost savings initiatives	190	729
Non-cash rental income from former tenant (1)	—	(492)
Rent related to building financing arrangement (2)	—	(188)
Adjusted EBITDA	$11,035	$6,550

(1)	Represents non-cash rental income from our former tenant in connection with the East 86th Street building financing arrangement.

(2)	Rent paid in connection with our previously owned club at the East 86th Street property was recorded as interest expense on the consolidated statement of operations.

Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
EBITDA consists of net income (loss) plus interest expense (net of interest income), provision (benefit) for corporate income taxes, and depreciation and amortization. Adjusted EBITDA is the Company’s EBITDA excluding certain items, such as any fixed asset or goodwill impairments, gain (loss) on extinguishment of debt, net occupancy gain (loss) related to club closures, cost-savings initiatives and separation expense related to headcount reductions and former Executive Officers. In the case of Q3 2015, Adjusted EBITDA also excludes non-cash rental income from a former tenant and rent related to building financing arrangement. EBITDA is not a measure of liquidity or financial performance presented in accordance with GAAP. EBITDA, as we define it, may not be identical to similarly titled measures used by some other companies.
EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or other cash flow data prepared in accordance with GAAP. The items excluded from EBITDA, but included in the calculation of reported net income and operating income, are significant and must be considered in performing a comprehensive assessment of our performance.
Investors or prospective investors in the Company regularly request EBITDA as a supplemental analytical measure to, and in conjunction with, our GAAP financial data. We understand that these investors use EBITDA, among other things, to assess our ability to service our existing debt and to incur debt in the future, to evaluate our executive compensation programs, to assess our ability to fund our capital expenditure program, and to gain insight into the manner in which the Company’s management and board of directors analyze our performance. We believe that investors find the inclusion of EBITDA in our press releases to be useful and helpful to them.
Our management and board of directors also use EBITDA as a supplemental measure to our GAAP financial data for purposes broadly similar to those used by investors.
The purposes to which EBITDA may be used by investors, and is used by our management and board of directors, include the following:

•	The Company is required to comply with financial covenants and borrowing limitations that are based on variations of EBITDA as defined in our 2013 Senior Credit Facility, as amended.

•
Our discussions with prospective lenders and investors in recent years, including in relation to our 2013 Senior Credit Facility, have confirmed the importance of EBITDA in their decision-making processes relating to the making of loans to us or investing in our debt securities.

•	The Company uses EBITDA as a key factor in determining annual incentive bonuses for executive officers (as discussed in our proxy statement).

•	The Company considers EBITDA to be a useful supplemental measure to GAAP financial data because it provides a performance measure to assess results without regard to capital structure and taxes.

•	Quarterly, equity analysts who follow our company often report on our EBITDA with respect to valuation commentary.
Adjusted EBITDA has similar uses and limitations as EBITDA. We have excluded additional items in the calculation of Adjusted EBITDA because management believes that this metric is useful in making period to period comparisons of our performance. We do not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as a measure of our performance.